EXHIBIT 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

Parties:

“LaSalle”:	LaSalle Bank, National Association
370 Seventeenth Street
Suite 3590
Denver, CO 80202

“Borrower”:	Champps Operating Corporation
10375 Park Meadows Drive, Suite 560
Littleton, Colorado 80124

“Syndication Parties”:	Whose signatures appear below

Execution Date: November 29, 2005

Recitals:

A. LaSalle (in its capacity as the Administrative Agent (“Agent”) and as a Syndication Party) and Borrower have entered into that certain Credit Agreement (Revolving Loan and Term Loans) dated as of March 16, 2004 (as amended, modified, or supplemented from time to time, the “Credit Agreement”) pursuant to which LaSalle and any entity which becomes a “Syndication Party” has extended certain credit facilities to Borrower under the terms and conditions set forth in the Credit Agreement.

B. Borrower has requested that the Agent and the Syndication Parties make certain revisions to certain of Borrower’s covenants contained in the Credit Agreement, which the Agent and the Syndication Parties are willing to do under the terms and conditions as set forth in this First Amendment to Credit Agreement (“First Amendment”).

Agreement:

Now, therefore, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Credit Agreement. The Credit Agreement is amended as of the Effective Date as follows:

1.1 The following Section of Article 1 is hereby amended in its entirety to read as follows:

1.25 EBITDA: means for any period, Consolidated Entities’ net income for such period, plus (a) without duplication, the sum of (i) Interest Expense, (ii) federal and state income taxes, (iii) depreciation and amortization expenses, (iv) start-up costs associated with the opening of new restaurants, as permitted under Section 10.13 hereof, (v) one time pre-payment fees associated with payment in full of all Indebtedness of Borrower that is pre-paid at the Closing Date with proceeds from the 3-Year Loan, (vi) non-cash impairment expenses associated with the write down of assets, and (vii) non-cash stock-based compensation expenses; minus (b) without duplication, extraordinary gains, in each case as charged against (or added to, as the case may be) revenues to arrive at net income for such period, all as determined in accordance with GAAP.

1.2 Subsections 9.12.1 and 9.12.4 are hereby amended in their entirety to read as follows:

9.12.1 Fixed Charge Coverage Ratio. Measured at the end of each Fiscal Quarter, a ratio of (a) EBITDA plus cash rent expense for the Measurement Period minus (i) the sum of Capital Expenditures (except expenditures relating to construction of new restaurants) to a maximum of $4,000,000.00, (ii) cash taxes paid, and (iii) distributions as dividends paid or on account of stock repurchased, in each case for the Measurement Period, provided that the first $3,000,000.00 of cash used by Borrower to repurchase stock during any Measurement Period which starts and ends in the Fiscal Year ending on July 2, 2006, shall not be subtracted from EBITDA for the purpose of calculating the Fixed Charge Coverage Ratio during such Measurement Period; (b) divided by the sum of (i) the current maturities of Long-Term Debt, (ii) interest expense paid, and (iii) rent expense, in each case of (ii) and (iii) for the Measurement Period, of not less than 1.25 to 1.00.

9.12.4 Minimum Tangible Net Worth. Measured at the end of each Fiscal Quarter, a Tangible Net Worth of not less than the sum of (a) $47,000,000.00 (less the amount of stock repurchased by Borrower subsequent to November 29, 2005, up to a maximum deduction of $10,000,000.00 in the aggregate); plus following the end of each Fiscal Year, (b) an amount equal to forty percent (40.0%) of net income earned in each full Fiscal Year commencing with the Fiscal Year ending July 2, 2006.

1.3 The following Sections and Subsections of Article 10 are hereby amended in their entirety to read as follows:

10.1 Borrowing. Borrower shall not, nor shall Borrower permit any Subsidiary of Borrower to, create, incur, assume or permit to exist, directly or indirectly, any Indebtedness, except for: (a) Indebtedness of Borrower arising under this Credit Agreement and the other Loan Documents; (b) the GE Indebtedness; (c) other Indebtedness arising out of Operating Leases in a maximum total value of minimum lease payments due and payable within one year of $25,000,000.00; and (d) other Indebtedness with maturities of not more than one (1) year, including, without limitation, Indebtedness arising under guarantees permitted under Section 10.5 hereof and Indebtedness arising under Capital Leases, in a maximum aggregate amount of principal outstanding at any one time of $2,500,000.00.

10.10.2 Payments by Parent. Parent shall not, without the prior written consent of all of the Syndication Parties (which they may grant or withhold in their discretion) directly or indirectly, declare or pay any dividends (other than dividends payable solely in stock of Parent) on account of any shares of any class (including common or preferred stock) of its capital stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of its capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction or capital or otherwise) in respect of any such shares or agree to do any of the foregoing; provided that if no Potential Default or Event of Default shall exist before and after giving effect thereto, Parent may pay dividends, or redeem stock, in an aggregate amount not to exceed $10,000,000.00 over the term of the 3-Year Loan, so long as Borrower has caused Parent to provide to the Administrative Agent written notice of Parent’s intention to do so at least thirty (30) days prior to Parent declaring, setting aside, or paying any such dividends, accompanied by a proforma Compliance Certificate showing that, after giving effect to the payment of such dividends, Borrower will be, on a consolidated basis with the other Consolidated Entities, in compliance with each of the financial covenants set forth in Subsections 9.12.1, 9.12.2, and 9.12.3 hereof by a margin of at least .25 to 1.00, and Borrower will be in compliance with Subsection 9.12.4 hereof.

2. Conditions to Effectiveness of this First Amendment. The effectiveness of this First Amendment is subject to satisfaction, in the Administrative Agent’s sole discretion, of each of the following conditions precedent (the date on which all such conditions precedent are so satisfied shall be the “Effective Date”):

2.1 Delivery of Executed Loan Documents. Borrower shall have delivered to the Administrative Agent, for the benefit of, and for delivery to, the Administrative Agent and the Syndication Parties, the following documents, each duly executed by Borrower and any other party thereto:

A. This First Amendment.

B. Acknowledgement and Agreement of both Guarantors.

2.2 Representations and Warranties. The representations and warranties of Borrower in the Credit Agreement shall be true and correct in all material respects on and as of the Effective Date as though made on and as of such date.

2.3 No Event of Default. No Event of Default shall have occurred and be continuing under the Credit Agreement as of the Effective Date of this First Amendment.

2.4 Payment of Fees and Expenses. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available federal funds (a) all fees presently due under the Credit Agreement (as amended by this First Amendment); and (b) all expenses owing as of the Effective Date pursuant to Section 14.1 of the Credit Agreement, including Agent’s costs and legal fees incurred in connection with the negotiation, preparation, and execution of this First Amendment.

3. General Provisions.

3.1 No Other Modifications. The Credit Agreement, as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

3.2 Successors and Assigns. This First Amendment shall be binding upon and inure to the benefit of Borrower, Agent, and the Syndication Parties, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all the Syndication Parties.

3.3 Definitions. Capitalized terms used, but not defined, in this First Amendment shall have the meaning set forth in the Credit Agreement.

3.4 Severability. Should any provision of this First Amendment be deemed unlawful or unenforceable, said provision shall be deemed several and apart from all other provisions of this First Amendment and all remaining provision of this First Amendment shall be fully enforceable.

3.5 Governing Law. To the extent not governed by federal law, this First Amendment and the rights and obligations of the parties hereto shall be governed by, interpreted and enforced in accordance with the laws of the State of Colorado.

3.6 Headings. The captions or headings in this First Amendment are for convenience only and in no way define, limit or describe the scope or intent of any provision of this First Amendment.

3.7 Counterparts. This First Amendment may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by telefax, facsimile, or e-mail transmission of an Adobe® file format document (also known as a PDF file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this First Amendment by telefax, facsimile, or e-mail transmission of an Adobe® file format document also shall deliver an original executed counterpart of this First Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this First Amendment.

[Signatures to follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the Effective Date.

ADMINISTRATIVE AGENT:	LaSalle Bank, National Association

	By:	/s/ Darren L. Lemkau
	Name:	Darren L. Lemkau
	Title:	Senior Vice President

BORROWER:	Champps Operating Corporation

	By:	/s/ David Womack
	Name:	David Womack
	Title:	Chief Financial Officer

SYNDICATION PARTIES:	LaSalle Bank, National Association

	By:	/s/ Darren L. Lemkau
	Name:	Darren L. Lemkau
	Title:	Senior Vice President

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

CHAMPPS ENTERTAINMENT, INC. (“Guarantor”) as guarantor of the indebtedness of Champps Operating Corporation (“Borrower”) to LaSalle Bank, National Association (“LaSalle”) and the other Syndication Parties as defined above (collectively with LaSalle, the “Lenders”) to that certain Credit Agreement (as defined in this First Amendment) pursuant to a Guaranty (“Guaranty”) dated as of March 16, 2004, to induce the Lenders to execute the First Amendment, (i) consents to the terms and Borrower’s execution of the First Amendment, (ii) reaffirms Guarantor’s obligations to the Lenders pursuant to the terms of the Guaranty and agrees that Borrower’s execution of this First Amendment shall not relieve such Guarantor of liability under the Guaranty, and (iii) acknowledges and agrees that the Lenders may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness of Borrower thereunder and any agreement of Borrower executed in connection with the Credit Agreement, or enter into any agreement or extend any additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty, all notwithstanding that Guarantor was asked to execute this Acknowledgment and Agreement.

Dated: November 29, 2005

Champps Entertainment, Inc.

By:	/s/ David Womack
Name:	David Womack
Title:	CFO

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

CHAMPPS ENTERTAINMENT OF TEXAS, INC. (“Guarantor”) as guarantor of the indebtedness of Champps Operating Corporation (“Borrower”) to LaSalle Bank, National Association (“LaSalle”) and the other Syndication Parties as defined above (collectively with LaSalle, the “Lenders”) to that certain Credit Agreement (as defined in this First Amendment) pursuant to a Guaranty (“Guaranty”) dated as of March 16, 2004, to induce the Lenders to execute the First Amendment, (i) consents to the terms and Borrower’s execution of the First Amendment, (ii) reaffirms Guarantor’s obligations to the Lenders pursuant to the terms of the Guaranty and agrees that Borrower’s execution of this First Amendment shall not relieve such Guarantor of liability under the Guaranty, and (iii) acknowledges and agrees that the Lenders may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness of Borrower thereunder and any agreement of Borrower executed in connection with the Credit Agreement, or enter into any agreement or extend any additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty, all notwithstanding that Guarantor was asked to execute this Acknowledgment and Agreement.

Dated: November 29, 2005

Champps Entertainment of Texas, Inc.

By:	/s/ Patrick Wayne Lerma
Name:	Patrick Wayne Lerma
Title:	President